UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   ORTIZ, PATRICK T
   ALVARADO SQUARE
   M. S. 2822
   ALBUQUERQUE, NM  87158
   USA
2. Issuer Name and Ticker or Trading Symbol
   PNM RESOURCES, INC.
   PNM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/01
5. If Amendment, Date of Original (Month/Year)
   01/29/02
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |01/05/|L   |11.5596           |A  |25.9274    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |02/06/|L   |8.2051            |A  |24.3500    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |03/06/|L   |7.6659            |A  |26.0645    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |04/05/|L   |6.6923            |A  |29.8600    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |05/04/|L   |5.5119            |A  |36.2600    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |06/06/|L   |5.5552            |A  |35.9776    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |07/06/|L   |9.2037            |A  |32.5707    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |08/06/|L   |6.7540            |A  |29.5872    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |09/06/|L   |6.9015            |A  |28.9541    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMONSTOCK                  |10/04/|L   |8.0567            |A  |24.7992    |                   |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |11/06/|L   |8.1271            |A  |24.5840    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |12/06/|L   |11.2646           |A  |26.6071    |(1) (2) 2922       |      |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
(1) INCLUDES 10.3145 OF PNM RESOURCES, INC.'S SHARES OF COMMON STOCK ACQUIRED UNDER THE PNM RESOURCES, INC.'S DIVIDEND
REINCESTMENT
PLAN.
(2) INCLUDES 991 SHARES OF PNM COMMON STOCK ACQUIRED UNDER TE PNM RESOURSCES, INC.'S 401 (K) PLAN. THE INFORMATION IN THIS
REPORT IS BASED ON A PLAN STATEMENT DATED AS OF DECEMBER 31, 2001.